Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Cellular Biomedicine Group, Inc.
Palo Alto, California

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Cellular Biomedicine Group, Inc. (formerly EastBridge Investment Group Corporation) (the “Company”) of our report dated March 11, 2013, relating to the consolidated financial statements of the Company for the fiscal year ended December 31, 2012 included in the Annual Report on Form 10-K for the year ended December 31, 2013 and to the reference to our firm under the heading “Experts”.

/s/ Dahua Certified Public Accountants (Special General Partnership)

December 10, 2014